Calculation of Filing Fee Tables
S-4
California Resources Corp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, par value $0.01 per share	Other	5,918,046		$ 20,890,702.38	0.0001381	$ 2,885.01
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 20,890,702.38		$ 2,885.01
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 2,885.01
Offering Note
[1]	Rule 457(f) Fee Calculation Details

(1) The number of shares of common stock, par value $0.01, of California Resources Corporation ("CRC" and, such shares, the "CRC Common Stock") being registered is based upon (i) an estimate of the maximum number of shares of common stock, par value $0.001 per share, of Berry Corporation (bry) ("Berry" and, such shares, the "Berry Common Stock") outstanding as of September 10, 2025, or issuable or expected to be exchanged in connection with the merger of Dornoch Merger Sub, LLC ("Merger Sub"), a direct, wholly-owned subsidiary of CRC, with and into Berry with Berry as the surviving corporation (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of September 14, 2025, by and among CRC, Berry and Merger Sub (the "Merger Agreement"), which collectively equal to 82,424,041, multiplied by (ii) the exchange ratio of 0.0718 shares of CRC Common Stock for each share of Berry Common Stock. (2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The maximum aggregate offering price is (i) the average of the high and low prices of Berry Common Stock as reported on the Nasdaq Global Select Market on October 13, 2025 ($3.53 per share) multiplied by (ii) the estimated maximum number of shares of Berry Common Stock to be converted in the merger (5,918,046 shares).
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
5,918,046	$ 3.53	$ 20,890,702.38			$ 20,890,702.38

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A